Exhibit 10.01

Shire plc
5 Riverwalk
Citywest Business Campus
Dublin 24
Ireland
www.shire.com

PRIVATE AND CONFIDENTIAL

European Loans Agency
Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB

For the attention of: Simon Deaves

4 November 2015

CONSENT REQUEST

US$2,100,000,000 multicurrency revolving and swingline facilities agreement dated

12 December 2014

1.	Introduction

1.1	We refer to the US$2,100,000,000 multicurrency revolving and swingline facilities agreement dated 12 December 2014 between, among others, Shire plc (the “Company”) as an Original Borrower and an Original Guarantor and Barclays Bank PLC as Facility Agent (the “Facilities Agreement”).

1.2	Save as otherwise defined in this letter, terms and expressions defined in the Facilities Agreement shall have the same meaning when used in this letter.

1.3	We are writing to you in your capacity as Facility Agent pursuant to and in accordance with Clause 42.1 (Required consents) of the Facilities Agreement to request that the Majority Lenders agree to the amendments described in paragraph 2 of this letter, any such amendment to become effective upon the Facility Agent giving the Company a signed notice in the form set out in Schedule 3 (Form of Request Approval Notice) (a “Request Approval Notice”) and the Obligors accepting such Request Approval Notice by signing, dating, and returning a copy thereof to the Facility Agent.

2.	Requests

2.1	Acquisition Spike

We hereby request that paragraph (A) of Clause 27.2 (Financial condition) of the Facilities Agreement be amended to reflect the changes shown in the redline set out in Schedule 1 (Financial condition) (the “First Requested Amendment”).

2.2	Clean-up Period

We hereby request that Clause 30.13 (Clean-up Period) of the Facilities Agreement be amended to reflect the changes shown in the redline set out in Schedule 2 (Clean-up Period) (the “Second Requested Amendment”).

These amendments are requested in order to align the wording of these clauses with the wording in the equivalent clauses in Shire’s US$5,600,000,000 term loan facilities.

3.	Timing of consents

3.1	A response is requested by 5:00 pm on 20 November 2015 (the “Request Deadline”).

3.2	If, by the Request Deadline, the Majority Lenders have provided their consent to the First Requested Amendment, the Second Requested Amendment, or both, the Facility Agent shall deliver to the Company a Request Approval Notice.

3.3	If, by the Request Deadline, the Facility Agent has not given the Company a Request Approval Notice, the Company reserves the right to extend the Request Deadline or, after the expiry of the Request Deadline (whether or not extended), to re-open this consent request (and, if necessary or desirable, amend the content of this consent request) and set a new deadline.

4.	Miscellaneous

By providing a Request Approval Notice, you agree in your capacity as Facility Agent that this letter is a Finance Document for the purposes of the Facilities Agreement.

5.	Governing Law and Enforcement

The provisions of clause 46 (Governing law) and clause 47 (Enforcement) of the Facilities Agreement are incorporated into this letter as though they were set out in full, except that references to the Facilities Agreement are to be construed as references to this letter.

Yours faithfully

/s/ Jeff Poulton

for and on behalf of
Shire plc

SCHEDULE 1

FINANCIAL CONDITION

(A)	the ratio of Net Debt to EBITDA of the Group in respect of the most recently ended Relevant Period (the "Leverage Ratio") shall not at any time exceed 3.5:1, except that, following an acquisition by the Group (other than an In-licensing Acquisition (as defined below)) for a consideration which includes a cash element of at least US$ 250,000,000, the Parent Company may elect ~~to increase the Leverage Ratio to 4.0:1 for~~:

(i)	in respect of the Relevant Period in which the acquisition was completed ~~and the immediately following Relevant Period (except in the case of an In-licensing Acquisition (as defined below)).~~ , to increase the maximum allowable Leverage Ratio to 5.5:1;

(ii)	in respect of the first Relevant Period immediately following the Relevant Period referred to in paragraph (i) above, to increase the maximum allowable Leverage Ratio to 5.0:1; and

(iii)	in respect of the second Relevant Period immediately following the Relevant Period referred to in paragraph (i) above, to increase the maximum allowable Leverage Ratio to 4.5:1.

The election must be made by no later than the date on which the Compliance Certificate for the first Relevant Period to which that election relates is delivered pursuant to Clause 26.2 (Compliance Certificate) (or the date on which such Compliance Certificate was due to have been delivered if earlier). For the avoidance of doubt, an “acquisition” includes an in-licensing agreement under which the Group acquires certain rights to products and projects (an "In-licensing Acquisition") which would require the Group to pay licence fees, milestone payments or other similar fees or payments ("In-licensing Fees and Payments"). Notwithstanding the above, where the acquisition is an In-licensing Acquisition the Parent Company may elect to increase the maximum allowable Leverage Ratio ~~to 4.0:1~~as set out above where the aggregate In-licensing Fees and Payments in respect of that In-licensing Acquisition totals at least US$ 250,000,000 in any one Relevant Period. The increase in the maximum allowable Leverage Ratio shall apply to the Relevant Period in which such In-licensing Fees and Payments were paid and the ~~immediately following~~subsequent Relevant ~~Period~~Periods as set out above and the election must be made by no later than the date on which the Compliance Certificate for the first Relevant Period to which that election relates is delivered pursuant to Clause 26.2 (Compliance Certificate) (or the date on which such Compliance Certificate was due to have been delivered if earlier). Only one election under this paragraph (A) may be made; and

SCHEDULE 2

CLEAN-UP PERIOD

Notwithstanding any other provision of this Agreement, if, during any period (each, a "Clean-up Period") of ~~three~~six months from (and including) the date on which a member of the Group becomes the owner of record of the shares or other assets which are the subject of any acquisition after the date of this Agreement, any event or circumstance arises or becomes apparent which would otherwise constitute a Default or an Event of Default (other than under Clause 30.1 (Non-payment)) (a "Clean-up Default"), that Clean-up Default will not, during the relevant Clean-up Period:

(i)	constitute a Default or an Event of Default (or any other actual or potential breach of any term of this Agreement);

(ii)	operate to prevent any Utilisation or the making of any Loan; or

(iii)	allow any Finance Party to accelerate or take any other action contemplated by Clause 30.14 (Acceleration) or to take any enforcement action,

provided that the Clean-up Default:

(a)	is capable of remedy within the Clean-up Period and reasonable steps are taken to remedy it;

(b)	relates to the target company or target undertaking of that acquisition or the Subsidiaries of such target company or target undertaking~~; and~~ (it being understood that, for these purposes, any Clean-up Default which arises under Clause 30.5 (Cross default) in connection with any Financial Indebtedness of such target company or target undertaking or the Subsidiaries of such target company or target undertaking shall be deemed to relate to such entities); and

(c) is not reasonably likely to have a Material Adverse Effect.

SCHEDULE 3

FORM OF REQUEST APPROVAL NOTICE

PRIVATE AND CONFIDENTIAL

Shire plc (the “Company”)
5 Riverwalk
Citywest Business Campus
Dublin 24
Ireland

For the attention of: Thomas Greene

____November 2015

SHIRE PLC - CONSENT REQUEST APPROVAL NOTICE

1.	We refer to:

(A)	the US$2,100,000,000 multicurrency revolving and swingline facilities agreement dated 12 December 2014 between, among others, the Company as an Original Borrower and an Original Guarantor and Barclays Bank PLC as Facility Agent (the “Facilities Agreement”); and

(B)	your letter to us dated 4 November 2015 in which you requested that the Majority Lenders agree to amendments of certain provisions of the Facilities Agreement (the “Consent Request”).

2.	Unless otherwise defined, terms and expressions defined in the Facilities Agreement or in the Consent Request shall have the same meaning when used in this letter.

3.	We confirm that we have received the consent of the Majority Lenders to the First Requested Amendment and the Second Requested Amendment (the “Approved Amendments”) and consequently that the Approved Amendments shall, provided that you and the other Obligors sign, date and return to us a copy of this letter in accordance with paragraph 1.3 of the Consent Request, become effective immediately and automatically, and from that date the Facilities Agreement and the Consent Request shall be read and construed as one document to the extent of the Approved Amendments.

4.	Please confirm your agreement to the terms of this letter by signing, dating and returning a copy thereof.

5.	This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

6.	This letter is a Finance Document.

7.	The provisions of clause 46 (Governing law) and clause 47 (Enforcement) of the Facilities Agreement are incorporated into this letter as though they were set out in full, except that references to the Facilities Agreement are to be construed as references to this letter.

Yours faithfully

for and on behalf of
Barclays Bank PLC
as Facility Agent, for itself and on behalf of each of the Finance Parties

SHIRE PLC CONSENT REQUEST APPROVAL NOTICE SIGNATURE PAGE

Acknowledged and agreed

for and on behalf of
Shire plc

for and on behalf of
Shire Global Finance

for and on behalf of
Shire Biopharmaceuticals Holdings

for and on behalf of
Shire Holdings Europe No. 2 S.à r.l.

for and on behalf of
Shire Holdings Luxembourg S.à r.l.

for and on behalf of
Shire Pharmaceutical Holdings Ireland Limited

Date: